Exhibit 10.2

List of Holders

Noteholder	Principal Amount	Date of Note
Stern YOI Limited Partnership	$450.07	November 2, 2020
Karen Finerman	$4,500.69	November 2, 2020
Metropolitan Capital Partners V LLC	$27,215.24	November 2, 2020
Jonathan Guss	$1,012.68	November 2, 2020
Stephanie Guss	$393.83	November 2, 2020
Jeffrey Schwarz Children’s Trust	$7,257.34	November 3, 2020
Jeffrey Schwarz Children’s Trust	$6,751.02	November 3, 2020